Exhibit 99.1

ANCHOR BANCORP
Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS FIRST QUARTER RESULTS

Lacey, WA (October 24, 2011) – Anchor Bancorp (NASDAQ:GS – ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported  a net loss of $1.7 million or $0.70 per diluted share, for the fiscal first quarter ended September 30, 2011 compared to a net loss of $648,000 for the same period last year. The Company completed its initial public offering on January 25, 2011 with the issuance of 2,550,000 shares of its common stock which generated net proceeds of $23.2 million. Therefore, operating results before that date pertain to the Bank only.

"The local economy has been slow to recover, and consequently our loan demand has slowed as credit-worthy customers are hesitant to take on more debt. We continue to remain focused on reducing our non-performing assets and achieving profitability.  Also, with interest rates at historically low levels we are focused on minimizing our interest rate risk by reallocating assets and structuring our liabilities by maintaining higher than normal cash balances to provide us more flexibility when the economy recovers. During the quarter our information technology expense increased $793,000, of which $727,000 is related to a core systems conversion scheduled for April 2012.  This conversion will increase operational efficiency, reduce expenses and add additional products and services such as mobile banking that we will offer our customers. Our customers are our most important assets and we will continue to strategically plan for and invest in the future consistent with our goal to enhance stockholder value and provide high quality service in our market areas”, stated Jerald L. Shaw, President and Chief Executive Officer.

Fiscal First Quarter Highlights

•
Total loan delinquencies (those loans 30 days or more past payment due date) including non-performing loans decreased to $21.5 million at September 30, 2011, compared to $26.0 million at June 30, 2011;

•	Provision for loan losses was $525,000 for the quarter ended September 30, 2011compared to $1.2 million for the quarter ended September 30, 2010;

•	Net loan charge-offs decreased to $398,000 for the quarter ended September 30, 2011 from $7.0 million for the quarter ended September 30, 2010;

•
Nonperforming assets decreased $4.4 million to $22.5 million or 4.6% of total assets at September 30, 2011 from $26.9 million at June 30, 2011 which represented 5.5% of total assets.   At September 30, 2010  nonperforming assets were at $26.7 million or 5.1% of total assets;

•
Net interest margin increased three basis points to 3.69% for the quarter ended September 30, 2011 as compared to 3.66% for the quarter ended September 30, 2010.  Net interest margin decreased ten basis points from 3.79% for the quarter ended June 30, 2011.

Credit Quality

Total delinquent and non-accrual loans decreased $4.6 million to $21.5 million at September 30, 2011 from $26.0  million at June 30, 2011. The non-performing assets to total assets ratio decreased to 4.6% at September 30, 2011 from 5.5% at June 30, 2011.  The Company recorded a $525,000 provision for loan losses for the current quarter compared to $1.2 million for the quarter ended September 30, 2010. The decrease in the provision was related to a decrease in net charge-offs during the quarter ended September 30, 2011 to $398,000 as compared to $3.5 million during the quarter ended June 30, 2011 and $7.0 million for the quarter ended September 30, 2010.  The allowance for loan losses of $7.4 million at September 30, 2011 represented 2.3% of loans receivable and 65.6% of non-performing loans. The Company continues to reduce its exposure to construction and land loans. The total

Anchor Bancorp
October 24, 2011

construction and land loan portfolios declined to $14.6 million or 4.5% of the total loan portfolio at September 30, 2011 compared to $18.4 million or 5.5 % of the total loan portfolio at June 30, 2011.

Non-performing loans decreased to $11.2 million at September 30, 2011 from $14.2 million at June 30, 2011.   Non-performing loans consisted of the following at the dates indicated:

	September 30, 2011	June 30, 2011	September 30, 2010
	(In thousands)
One-to-four family residential	$2,680	$3,157	$2,563

Commercial	2,978	2,280	-

Construction	4,316	6,900	5,941

Land Loans	73	90	-

Home Equity	322	122	124

Automobile	151	63	79

Credit cards	176	137	-

Other	10	51	144

Commercial business loans	518	1,369	73

Total	$11,224	$14,169	$8,924

As of September 30, 2011, June 30, 2011, and September 30, 2010 there were 32, 31, and 27 loans, respectively, with aggregate net principal balances of $17.3 million, $15.0 million, and $14.6 million, respectively that we have identified as “troubled debt restructures.”  At September 30, 2011, June 30, 2011, and September 30, 2010 there were $2.8 million, $2.0 million, and $2.0 million, respectively of “troubled debt restructures” included in the non-performing loans above.

Anchor Bancorp
October 24, 2011

Net charge-offs (recoveries) for the quarters ended consisted of the following for the dates indicated:

	September 30, 2011	June 30, 2011	September 30, 2010
	(In thousands)
Real estate loans
One- to four-family residential	$145	$1,581	$232
Commercial	57	359	64
Construction	18	14	5,283
Total real estate	220	1,954	5,579

Consumer:
Home equity	58	300	68
Credit cards	95	75	118
Automobile	15	(8)	1
Other consumer	95	305	119
Total consumer	263	672	306

Business:
Commercial business loans	(85)	869	1,086

Net charge-offs	$398	$3,495	$6,971

As of September 30, 2011, the Company had 123 properties, in real estate owned with an aggregate book value of $11.2 million.  The increase in number of properties was attributable to one foreclosure in the period that consisted of 66 lots.  The largest of these properties at September 30, 2011 had an aggregate book value of $1.0 million and consisted of a residential estate property located in Tacoma, Washington.  At September 30, 2011, the Company owned 25 one-to-four family residential properties with an aggregate book value of $6.0 million, five one-to-four family residential condominium units with an aggregate book value of $1.1 million, 87 residential building lots with an aggregate book value of $1.7 million, four vacant land parcels with an aggregate book value of $1.8 million, and two parcels of commercial real estate with an aggregate book value of $800,000.  The geographic distribution of our real estate owned is limited to southwest Washington and the greater Portland area of northwest Oregon, with 109 of the parcels in Washington and the remaining 14 in Oregon.

Capital

As of September 30, 2011 the Bank exceeded all regulatory capital requirements with Core Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 10.5%, 15.9%, and 17.2%, respectively. As of September 30, 2010 these ratios were 7.8%, 10.7%, and 12.0%, respectively.  Although the Bank was “well capitalized” at September 30, 2011, based on financial statements prepared in accordance with generally accepted accounting principles in the United States and the general percentages in the regulatory guidelines, because of the deficiencies cited in the Cease and Desist Order, the Bank entered into with the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation,  the Bank is not regarded as “well capitalized” for federal regulatory purposes.

Anchor Bancorp exceeded all regulatory capital requirements with Core Capital, Tier 1 Risk Based Capital and Total Risk-Based Capital ratios of 10.9%, 16.5, and 17.7% as of September 30, 2011.

Anchor Bancorp
October 24, 2011

Balance Sheet Review

Total assets increased slightly by $565,000, or 0.1%, to $489.5 million at September 30, 2011, from $488.9 million at June 30, 2011. We increased our liquidity during this period as cash and due from banks increased $15.9 million, or 25.0%, loans receivable decreased $10.1 million, or 3.1%, and mortgage-backed securities available for sale decreased $4.2 million, or 12.9%.

Mortgage-backed securities available for sale decreased $4.2 million or 12.9% to $28.5 million at September 30, 2011 from $32.7 million at June 30, 2011. The decrease in this portfolio was primarily the result of the sale of three investments for $3.0 million and contractual repayments of $1.2 million. Mortgage-backed securities held-to-maturity decreased $485,000 or 6.5% to $7.0 million at September 30, 2011 from $7.4 million at June 30, 2011 due to contractual repayments.

Loans receivable, net, decreased $10.1 million or 3.1% to $315.4 million at September 30, 2011 from $325.5 million at June 30, 2011.  The decline in the loan portfolio was the result of the current economic conditions and weak loan demand from creditworthy borrowers.  The total construction and land loan portfolios decreased $3.8 million due to loan repayments and the transfer of loans to real estate owned.

Loans receivable consisted of the following at the dates indicated:

Real Estate:	September 30, 2011	June 30, 2011	September 30, 2010
	(In thousands)
One- to four-family residential	$93,336	$97,133	$110,892
Multi-family residential	45,190	42,608	44,482
Commercial	104,399	105,997	115,887
Construction	8,230	11,650	23,478
Land loans	6,320	6,723	7,480
Total real estate	257,475	264,111	302,219

Consumer:
Home equity	34,674	35,729	41,601
Credit cards	6,921	7,101	7,672
Automobile	4,887	5,547	7,953
Other consumer	3,319	3,595	4,021
Total consumer	49,801	51,972	61,247

Business:
Commercial business loans	16,064	17,268	19,993

Total Loans	323,340	333,351	383,459

Less:
Deferred loan fees	593	648	843
Allowance for loan losses	7,366	7,239	10,997
Loans receivable, net	$315,381	$325,464	$371,619

Total liabilities increased $2.3 million during the period, primarily as the result of a $12.1 million, or 3.6%, increase in deposits partially offset by an $11.0 million or 12.8%, decrease in FHLB advances. Deposits increased due to the Bank’s continued emphasis on generating core deposits by strategically pricing its deposit products to the market.

Anchor Bancorp
October 24, 2011

Core deposits, those deposits consisting of all deposits other than certificates of deposits, increased $10.1 million during the quarter.

Deposits consisted of the following at the dates indicated:

	September 30, 2011		June 30, 2011		September 30, 2010
	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Noninterest-bearing demand deposits	$ 31,669	9.0%	$ 30,288	8.9%	$ 29,872	8.3%
Interest-bearing demand deposits	19,951	5.7%	17,387	5.1%	21,047	5.8%
Savings deposits	34,705	9.9%	32,263	9.5%	30,711	8.5%
Money market accounts	81,699	23.2%	78,017	23.0%	74,624	20.8%
Certificates of deposit
Retail certificates	183,588	52.2%	181,519	53.5%	186,517	51.9%
Brokered certificates	-	-%	-	-%	16,739	4.7%

Total certificates of deposit	183,588	52.2%	181,519	53.5%	203,256	56.6%

Total deposits	$ 351,612	100.0%	$ 339,474	100.0%	359,510	100.0%

FHLB advances decreased $11.0 million, or 12.8%, to $74.9 million at September 30, 2011 from $85.9 million at June 30, 2011. The decrease was related to the Bank’s continued focus on reducing its reliance on outside borrowings and continued emphasis on core deposits.

Total stockholders’ equity decreased $1.7 million or 3.1% to $55.7 million at September 30, 2011 from $57.5 million at June 30, 2011. The decrease was primarily due to the $1.7 million net loss for the three months ended September 30, 2011.

Operating Results

Anchor Bancorp had a net loss of $1.7 million or $0.70  per diluted share, for the three months ended September 30, 2011 compared to a net loss of $648,000 for the same period in 2010.

Net interest income. Net interest income before the provision for loan losses decreased $283,000, or 6.3%, to $4.2 million for the quarter ended September 30, 2011 from $4.5 million for the quarter ended September 30, 2010.

The Company’s net interest margin increased three basis points to 3.69% for the three months ended September 30, 2011, from 3.66% for the comparable period in 2010. The average cost of interest-bearing liabilities decreased 70 basis points to 1.66% for the three months ended September 30, 2011 compared to 2.36% for the same period in the prior year. This decrease was primarily due to a 114 basis point decrease in the average cost of FHLB borrowings as higher priced borrowings were repaid at normal maturity dates and a 63 basis point decrease in the average cost of certificates of deposit due primarily to the elimination of brokered certificates of deposit since September 30, 2010.

Provision for loan losses. In connection with its analysis of the loan portfolio at September 30, 2011, management determined that a provision for loan losses of $525,000 was required for the quarter ended September 30, 2011 compared to $1.2 million for the same period of the prior year. In the three months ended September 30, 2010 the Company had one large loan relationship which required a $1.3 million specific reserve due to declining market conditions.  No similar loan relationship existed during the first fiscal quarter of 2011.

Anchor Bancorp
October 24, 2011

Noninterest income. Noninterest income decreased $97,000, or 6.31%, to $1.5 million for the quarter ended September 30, 2011, compared to $1.6 million for the same quarter a year ago. The $141,000 decreases in deposit services fees, ATM fees and NSF fee income are related to the Bank’s two branch closures.

Noninterest expense. Noninterest expense increased $1.3 million, or 24.2%, to $6.9 million for the three months ended September 30, 2011 from $5.5 million for the three months ended September 30, 2010. The increase was primarily due to expenses related to information technology which increased 163.0% from the same period in 2010 due to conversion costs of $727,000 expensed during the quarter.  REO impairment charges increased $626,000 or 127.0% during the first fiscal quarter ended September 30, 2011 from the same period in 2010 due to continued deterioration in the real estate market.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 14 full-service banking offices (including four Wal-Mart store locations) and one loan production office located within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed  under the Order to Cease and Desist consent order the Bank entered into with the FDIC and the Washington DFI and the possibility that the Bank will be unable to fully comply with this enforcement action which could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act, changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources

Anchor Bancorp
October 24, 2011

to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf and the Company’s operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

Anchor Bancorp
October 24, 2011

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands, except share data)	September 30, 2011	June 30, 2011
	(unaudited)

ASSETS
Cash C Cash and due from banks	$79,665	$63,757
I nvest Securities available for sale, at fair value	33,906	38,163
N Securities held to maturity, at amortized cost	7,100	7,587
Loans L Loans held for sale	977	225
Loans r Loans receivable, net of allowance for loan losses of $7,366
and $16, and $7,239	315,381	325,464
Bank o Life insurance investment, net of surrender charges	17,792	17,612
Accrued Accrued interest receivable	1,779	1,810
Real est Real estate owned, net	11,234	12,597
Feder Federal Home Loan Bank (“FHLB”) of Seattle stock, at cost	6,510	6,510
Premis Property, premises and equipment, net	12,765	13,076
Deferred tax asset, net	562	551
Prepaid Prepaid expenses and other assets	1,829	1,583
T Total assets	$489,500	$488,935

LIABILITIES AND STOCKHOLDERS’ EQUITY
L LIABILITIES
Deposit Deposits:
Non Noninterest-bearing	$31,669	$30,288
Interest-bearing	319,943	309,186
Total Total deposits	351,612	339,474
FHLB advances	74,900	85,900
Advance Advance payments by borrowers for taxes an taxes and insurance	2,197	1,389
Supplemental Executive Retirement Plan liability	1,798	1,838
Accoun Accounts payable and other liabilities	3,264	2,882
Total l Total liabilities	433,771	431,483

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY Preferred stock, $.01 par value per share authorized 5,000, 5,000,000 shares; no shares issued or outstanding	-	-
Common stock, $.01 par value per share; authorized 45,000,000 shares; 2,550,000 issued and 2,452,533 outstanding at
Ma September 30, 2011 and 2,550,000 shares issued and 2,450,833 outstanding at June 30, 2011	25	25
Aditional paid-in capital	23,184	23,187
Ret Retained earnings, substantially restricted	31,742	33,458
Une Unearned employee stock ownership plan shares	(975)	(992)
Acc Accumulated other comprehensive income, net of tax	1,753	1,774
Total Total stockholders’ equity	55,729	57,452
Total l Total liabilities and stockholders’ equity	$489,500	$488,935

Anchor Bancorp
October 24, 2011

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENT OF OPERATIONS (Dollars in thousands, except share data) (Unaudited)	Three Months Ended September 30,
	2011	2010
Interest income:
Loan receivable, including fees	$5,247	$6,435
Investm Securities	94	88
Mortgag Mortgage-backed securities	463	606
T Total interest income	5,804	7,129

Interest expense:
Deposits Deposits	1,267	1,761
FHLB a FHLB advances	357	905
T Total interest expense	1,624	2,666
N Net interest income before provision for loan losses	4,180	4,463
Provision for loan losses	525	1,180
N Net interest income after provision for loan losses	3,655	3,283

Noninterest income
Deposit Deposit service fees	529	670
Other de Other deposit fees	217	219
Gain on Gain on sale of investments	193	54
Loan fees	229	231
Gain on Gain (loss)on sale of loans	(12)	93
Loss on Gain on sale of property, premises and equipment	51	-
Other I Other income	293	330
T Total noninterest income	1,500	1,597

Noninterest expense
Compen Compensation and benefits	2,128	2,168
General General and administrative expenses	1,366	1,204
Real est Real estate owned impairment	1,119	493
Federal FDIC insurance premiums	250	313
Informat Information technology	1,280	487
Occupa Occupancy and equipment	527	573
Deposit Deposit services	107	181
Marketi Marketing	152	129
(Gain)lo Gain on sale of real estate owned	(59)	(20)
T Total noninterest expense	6,870	5,528
L Loss before benefit for federal income taxes	(1,715)	(648)
Benefit for income tax	-	-
Net loss	$(1,715)	$(648)
Basic loss per share	$(.70)	N/A
Diluted loss per share	$(.70)	N/A

Anchor Bancorp
October 24, 2011

	As of or for the Quarter Ended (unaudited)
	September 30, 2011	June 30, 2011	Mar 31, 2011	September 30, 2010
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	(1.4)%	(3.8)%	(2.7)%	(0.48)%
Return (loss) on average equity (2)	(12.4)%	(29.3)%	(22.9)%	(6.19)%
Average equity-to-average assets (3)	11.5%	8.9%	11.6%	7.76%
Interest rate spread (4)	3.46%	3.56%	3.67%	3.49%
Net interest margin (5)	3.69%	3.79%	3.87%	3.66%
Efficiency ratio (6)	121.1%	130.3%	95.5%	91.2%
Average interest-earning assets to average interest-bearing liabilities	116.0%	116.1%	113.8%	108.1%.
Oth Other operating expenses as a percent of average total assets	5.6%	6.0%	4.3%	1.0%
CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	10.5%	10.7%	11.6%	7.8%
Tier 1 risk-based	15.9%	15.8%	16.3%	10.7%
Total risk-based	17.2%	17.1%	17.6%	12.0%

ASSET QUALITY
Nonaccrual and 90 days or more past due loans as a percent of total loans	3.5%	4.3%	5.4%	2.3%
Allowance for loan losses as a percent of total loans	2.3%	2.2%	2.2%	2.9%
Allowance as a percent of total non-performing loans	65.6%	51.1%	41.5%	123.2%
Non-performing assets as a percent of total assets	4.6%	5.5%	6.6%	5.1%
Net charge-offs to average outstanding loans	5.3%	4.7%	2.2%	1.8%
_____________________

(1)	Net income (loss) divided by average total assets.
(2)	Net income (loss) divided by average equity.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.

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